Exhibit 99.1

DOR BIOPHARMA, INC.

DOR BioPharma Receives $1.5 Million from Sigma-Tau Pharmaceuticals for Exclusive Right to Negotiate orBec® Strategic Alliance

Ewing, NJ – December 1, 2008 – DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) announced today that it has received $1.5 million under a letter of intent with Sigma-Tau Pharmaceuticals, Inc. (“Sigma-Tau”), which grants Sigma-Tau an exclusive right to negotiate terms and conditions for a possible business transaction or strategic alliance regarding orBec® (oral beclomethasone dipropionate or oral BDP) and potentially other DOR pipeline compounds until March 1, 2009.

Under the terms of the letter of intent, Sigma-Tau has purchased $1.5 million of DOR’s common stock at the market price of $0.09 per share, which will be considered an advance payment to be deducted from upfront monies due to DOR by Sigma-Tau pursuant to any future orBec® commercialization arrangement reached between the two parties.

Gregg Lapointe, Chief Executive Officer of Sigma-Tau, commented, “As a result of our long-standing relationship with DOR, we are confident orBec® will prove successful in the confirmatory Phase 3 clinical program.  orBec® is also a very good fit with our rare disease focus, particularly with our other development activities in the transplant area.  We look forward to finalizing our collaboration with DOR in the progression of this important compound.”

“We are very pleased with Sigma-Tau’s interest in orBec®,” said Christopher J. Schaber, PhD, President and CEO of DOR. “We have known Sigma-Tau for a long time and have observed their strong commitment in working with other biotech companies, and have confidence in their expertise in commercializing orphan products.  We look forward to productive discussions with Sigma-Tau to reach a mutually beneficial collaboration.”

The common stock sold to Sigma-Tau has not been registered under the Securities Act of 1933 (the “Act”) or any state securities laws, and the securities may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Act and applicable state securities laws.

About orBec®

orBec® represents a first-of-its-kind oral, locally acting therapy tailored to treat the gastrointestinal manifestation of GVHD, the organ system where GVHD is most frequently encountered and highly problematic. orBec® is intended to reduce the need for systemic immunosuppressive drugs to treat GI GVHD. BDP is a highly potent, topically active corticosteroid that has a local effect on inflamed tissue. BDP has been marketed in the US and worldwide since the early 1970s as the active pharmaceutical ingredient in a nasal spray and in a metered dose inhaler for the treatment of patients with allergic rhinitis and asthma. orBec®  is formulated for oral administration as a single product consisting of two tablets; one tablet is intended to release BDP in the proximal portions of the GI tract, and the other tablet is intended to release BDP in the distal portions of the GI tract.

Two prior randomized, double-blinded, placebo-controlled Phase 2 and 3 clinical trials demonstrated that orBec® provides clinically meaningful outcomes when compared with the current standard of care, including a lowered exposure to systemic corticosteroids following allogeneic transplantation. Currently, there are no approved products to treat GI GVHD. The Phase 3 trial was a 129-patient pivotal Phase 3 multi-center clinical trial of orBec® conducted at 16 leading bone marrow/stem cell transplantation centers in the US and France. Although orBec®  did not achieve statistical significance in the primary endpoint of its pivotal trial, namely median time to treatment failure through Day 50 (p-value 0.1177), orBec® did achieve statistical significance in other key secondary endpoints such as the proportion of patients free of GVHD at Day 50 (p-value 0.05) and Day 80 (p-value 0.005) and the median time to treatment failure through Day 80 (p-value 0.0226), as well as a 66% reduction in mortality among patients randomized to orBec® at 200 days post-transplant with only 5 patient (8%) deaths in the orBec®  group compared to 16 patient (24%) deaths in the placebo group (p-value 0.0139). At one year post randomization in the pivotal Phase 3 trial, 18 patients (29%) in the orBec® group and 28 patients (42%) in the placebo group died within one year of randomization (46% reduction in mortality, hazard ratio 0.54, 95% CI: 0.30, 0.99, p=0.04, stratified log-rank test).

About Sigma-Tau Pharmaceuticals, Inc.

Sigma-Tau Pharmaceuticals, Inc. is a U.S. based, wholly owned subsidiary of the Sigma-Tau Group, and is dedicated solely to the global development and commercialization of medicines for patients with rare diseases.  Sigma-Tau Pharmaceuticals, Inc. is based in Gaithersburg, Maryland.

Since 1989, the company’s products have been focused on rare diseases, kidney disease, and cancer. With more than 6,000 identified rare diseases that affect approximately 25 million patients in the U.S., Sigma-Tau places its considerable scientific resources behind the development and commercialization of compounds that benefit the few. The company has a substantial development program focused on transplant, cancer, inherited genetic disorders, malaria, and other areas of unmet medical need. For more information about the company, visit www.sigmatau.com.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. DOR expects to begin a confirmatory Phase 3 clinical trial of orBec® for the treatment of GI GVHD in 1H 2009. orBec® is also currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Oral BDP may also have application in treating other gastrointestinal disorders characterized by severe inflammation. Additionally, DOR has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin, botulinum toxin and anthrax. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, Inc., please visit the Company's website at www.dorbiopharma.com.

This press release contains forward-looking statements that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that it will be able to secure partnerships or obtain financing within the next nine months to meet operating expenses and to conduct its upcoming confirmatory Phase 3 trial of orBec®, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Forms 10-Q and 10-KSB. Unless required by law, DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.dorbiopharma.com

DOR BioPharma, Inc.
850 Bear Tavern Road, Suite 201
Ewing, NJ 08628